UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/06/2005

OXIS International, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-08092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6040 N Cutter Circle Suite 317, Portland, OR 97217
(Address of Principal Executive Offices, Including Zip Code)

503-283-3911
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

(a)

On January 6, 2005, OXIS International, Inc. (the "Company") closed its $6.5 million private placement transaction (the "Transaction") that was the subject of definitive agreements entered into on December 30, 2004. The transaction will result in issuance on or about January 10, 2005 of 12,264,158 shares of the Company's common stock for which the Company has received gross proceeds of $0.53 per share. In addition, on January 6, 2005, the Company issued to the purchasers in the Transaction warrants to purchase an additional 12,264,158 shares of the common stock of the Company, 50% at an exercise price of $0.66 per share and 50% at an exercise price of $1.00 per share.

Under the terms of the 7% Secured Promissory Note, dated June 3, 2004 (the "Note"), issued by the Company to Axonyx Inc. ("Axonyx"), the Company promised to pay Axonyx $1.2 million plus accrued interest upon the receipt by the Company of at least $2,000,000 in net proceeds from a debt or equity offering. The closing of the Transaction is a triggering event requiring repayment of the indebtedness represented by the Note.
On January 6, 2005 after the closing of the Transaction, the Company repaid the indebtedness represented by the Note in full by paying to Axonyx $1,222,380.82.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b)

On January 6, 2005, effective immediately, Steven H. Ferris, Ph.D. resigned all of his positions as a member of the Board and its committees.

As a result of the resignation of Dr. Ferris from the Board, the Board is comprised of three (3) members with two (2) vacancies.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS International, Inc.

Date: January 07, 2005.	By:	/s/ S. Colin Neill
S. Colin Neill
Secretary